Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TTM Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-46454, 333-138219, 333-198117, and 333-211744) on Form S-8 of TTM Technologies, Inc. of our report dated February 22, 2021, with respect to the consolidated balance sheets of TTM Technologies, Inc. as of December 28, 2020 and December 30, 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 28, 2020, which report appears in the December 28, 2020 annual report on Form 10-K of TTM Technologies, Inc.

Our report dated February 22, 2021 refers to a change in the Company’s method of accounting for leases in fiscal 2019 due to the adoption of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP

Irvine, California

February 22, 2021